Exhibit 2.3

THIS AGREEMENT FORMS PART OF THE JOINT PLAN OF REORGANIZATION OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED (THE “COMPANY”) AND ITS AFFILIATE DEBTORS, WHICH WAS CONFIRMED BY AN ORDER, ENTERED ON [— ], 2009, OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, AND BECAME EFFECTIVE ON [—], 2009, AND CONSTITUTES A LEGALLY BINDING AGREEMENT AMONG THE COMPANY, ON THE ONE HAND, AND THE HOLDERS OF OLD COMMON STOCK RECEIVING RIGHTS HEREUNDER, ON THE OTHER HAND, IN ACCORDANCE WITH SECTION 1141(A) OF THE BANKRUPTCY CODE.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Contingent Value Rights Distribution Agreement (this “Agreement”)

1.	Defined Terms. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

(a)	“Adjusted EBITDA” means “Adjusted EBITDA” as externally reported by the Company in its earnings releases, in a manner consistent with the Company’s past practices.

(b)	“Applicable Shares” means, as of each Valuation Date, the sum of (i) all issued and outstanding shares of New Common Stock on such Valuation Date (including, for the avoidance of doubt, any shares of New Common Stock issued in connection with a CVR Share Distribution) plus (ii) the aggregate number of shares of New Common Stock issuable by the Company assuming all outstanding and in-the-money warrants and options (whether vested or unvested) and any other security convertible into or exerciseable or exchangeable for shares of New Common Stock (other than CVRs and shares of New Common Stock distributable in respect thereof) were converted, exercised or exchanged, as applicable, in full on such Valuation Date by paying the strike prices (if any) of such warrants, options and other securities in cash.

(c)	“Board of Directors” means the Board of Directors of the Company.

(d)	“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized by law or executive order to remain closed.

(e)	“Change of Control” means (a) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation of the Company), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (b) the liquidation or dissolution of the Company or the adoption of a plan relating to the liquidation or dissolution of the Company, or (c) the consummation of any merger or consolidation, pursuant to which the outstanding capital stock of the Company is converted into or exchanged for cash, securities or other property, other than any transaction in which the capital stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for capital stock constituting a majority of the outstanding voting power of the surviving or transferee Person immediately after giving effect to such transaction.

(f)	“Company” means Primus Telecommunications Group, Incorporated.

(g)	“CVR Share Distribution” means a distribution by the Company to a CVR Holder of CVR Shares in accordance with Section 3 hereof.

(h)	“CVR Share Distribution Date” means, with respect to each Valuation Date in which a CVR Share Distribution is to be made hereunder, a date occurring as promptly as practicable (and in any event not more than 45 calendar days) following such Valuation Date, as determined by the Board of Directors.

(i)	“CVR Share Record Date” means, with respect to each CVR Share Distribution, the Valuation Date applicable to such CVR Share Distribution.

(j)	“CVR Shares” means shares of New Common Stock, or shares of any other class or series of capital stock or other securities of the Company, that are or become distributable to a CVR Holder hereunder in respect of such Person’s Contingent Value Rights in accordance with the terms of this Agreement.

(k)	“CVR Strike Price” means $[—][14], subject to adjustment from time to time as provided in Section 5 hereof.

(l)	“Effective Date” means the effective date of the Plan of Reorganization.

(m)	“Expiration Date” shall mean 5:00 p.m., New York City time, on [—], 2019, or if such day is not a Business Day, the next succeeding day which is a Business Day.

(n)	“Fair Market Value” means, with respect to any security as of any date of determination, (i) if such security is listed or traded on a national securities exchange for at least ten (10) consecutive Trading Days immediately preceding such date of determination, the daily volume-weighted average price of such security for the ten (10) consecutive Trading Days immediately preceding such date of determination as reported by Bloomberg, L.P. (or, if no such price is reported by Bloomberg, L.P. for any particular Trading Day during such 10-Trading Day period, the daily volume-weighted average price of such security as officially reported for such Trading Day on the principal securities exchange on which such security is then listed or admitted to trading shall be used for purposes of calculating such 10-Trading Day volume-weighted average price), or (ii) if such security is not listed or admitted to trading on any national securities exchange for at least ten (10) consecutive Trading Days immediately preceding such date of determination, the fair market value of such security as of such date of determination as reasonably determined by the Board in good faith on the basis of such information as it considers appropriate (without regard to any illiquidity or minority discounts).

(o)	“Independent Valuation Firm” means a recognized firm that, in the reasonable judgment of the Board of Directors, is qualified to serve as an independent valuation advisor to the Company.

(p)	“Maximum CVR Shares Available for Distribution” means, as of each CVR Share Distribution Date, the excess, if any, of (x)
[—] [15] shares of New Common Stock, less (y) the aggregate number, if any, of CVR Shares previously distributed to all CVR Holders hereunder, less (z) the aggregate number, if any, of CVR Shares that are subject to decrease in connection with a purchase by the Company of CVRs as contemplated by Section 6(d) hereof. The Maximum CVR Shares Available for Distribution is subject to adjustment from time to time as provided in Section 5 hereof.

(q)	“New Common Stock” shall mean common stock, $.001 par value per share, of the Company.

(r)	“Old Common Stock” has the meaning set forth in the Plan of Reorganization.

(s)	“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

(t)	“Plan of Reorganization” means the Joint Plan of Reorganization of the Company and its affiliate debtors, which was confirmed by an order, entered on [—], 2009, of the United States Bankruptcy Court for the District of Delaware, and became effective on [—], 2009.

(u)	“Pre-Distribution Equity Value Per Share” means, as of each Valuation Date, the quotient obtained by dividing (x) the equity value of the Company attributable to the Applicable Shares on such Valuation Date, by (y) the number of Applicable Shares on such Valuation Date, each as determined in accordance with Section 3(b) hereof.

[14]

To be equivalent to the per share price of the new equity in Reorganized Group upon the Effective Date, based on the Reorganized Group entities having an aggregate Enterprise Value of $700 million as of the Effective Date.

[15]	Represents 15% of the Fully-Diluted Equity Shares as of the Effective Date.

(v)	“Pro Rata Percentage” means, with respect to each CVR Holder on any CVR Share Record Date, a fraction, expressed as a percentage, the numerator of which is the number of CVRs held by such CVR Holder and the denominator of which is the total number of outstanding CVRs, each as determined on the applicable Valuation Date.

(w)	“Trading Day” means, with respect to any security listed or traded on a national securities exchange, a day on which such security is traded on the principal securities exchange on which such security is then listed or admitted to trading.

(x)	“Valuation Date” means (i) January 1 and July 1 of each year, commencing on the first January 1 or July 1 immediately following the Valuation Trigger Date, and (ii) the Business Day immediately preceding the date a Change of Control is consummated.

(y)	“Valuation Trigger Date” means the first date on which data is available to confirm that the Company’s Adjusted EBITDA for the immediately preceding four consecutive fiscal quarters is at least equal to $100 million; provided, that the Valuation Trigger Date shall in no event be later than the fourth anniversary of the Effective Date.

2.	Contingent Value Rights.

(a)	If the conditions to distribution under Section 5.5 of the Plan of Reorganization have been satisfied, as of the Effective Date, each holder of Old Common Stock on the Effective Date shall receive one right (a “Contingent Value Right” or “CVR”, and such recipient of a CVR, and any Permitted Transferee thereof, a “CVR Holder”) for each share of Old Common Stock held by such Person on the Effective Date. Each share of Old Common Stock shall be deemed to have been surrendered and cancelled on the Effective Date in accordance with the Plan of Reorganization.

(b)	The Company shall keep or cause to be kept, at its office or at the office of its agent designated for such purposes, books for registration of (i) the name and address of each CVR Holder and (ii) the number of CVRs held by such CVR Holder (the “Rights Registry”). The Company shall update the Rights Registry from time to time, including with respect to any change of name, address or other contact information of any CVR Holder promptly following receipt by the Company of written notice of any such change, and in connection with any transfer of CVRs permitted by Section 6 hereof.

3.	CVR Share Distributions.

(a)	If, as of any Valuation Date prior to the termination of this Agreement pursuant to Section 8 hereof, the Pre-Distribution Equity Value Per Share exceeds the CVR Strike Price (such excess, the “Excess Equity Value Per Share”), each CVR Holder shall be entitled to receive on the applicable CVR Share Distribution Date its Pro Rata Percentage of CVR Shares equal to the quotient obtained by dividing (i) the product of (x) Excess Equity Value Per Share multiplied by (y) the number of Applicable Shares (the “Excess Equity Value”) by (ii) the CVR Strike Price; provided, however, that in no event shall any CVR Share Distribution be made unless Excess Equity Value exceeds $1.0 million; provided, further, that in no event shall the number of CVR Shares to be distributed on any CVR Share Distribution Date exceed the Maximum CVR Shares Available for Distribution.

(b)	In connection with each Valuation Date, the Company shall retain, at its expense, an Independent Valuation Firm to determine the number of Applicable Shares and the Pre-Distribution Equity Value Per Share, each as of such Valuation Date. The determination of such amounts by the Independent Valuation Firm shall be final and binding for purposes of this Agreement.

(c)	On each CVR Share Distribution Date, the Company (or a distribution agent on the Company’s behalf) shall distribute to each CVR Holder whose name appears in the Rights Registry as of the applicable CVR Share Record Date, without payment or other consideration therefor, the number of shares of New Common Stock to which such CVR Holder is entitled, as determined in accordance with Section 3(a), to be registered in such CVR Holder’s name appearing in the Rights Registry.

(d)	Each Person in whose name any shares of New Common Stock is issued in respect of a CVR Share Distribution shall for all purposes be deemed to have become the holder of record of such shares on the CVR Share Distribution Date to which such distribution relates.

(e)	The Company shall not be required to issue fractional shares of New Common Stock. Where a fractional share of New Common Stock would otherwise be called for, the actual issuance shall reflect a rounding up (in the case of .50 or more than .50) or a rounding down (in the case of less than .50) of such fraction to the nearest whole number of shares of New Common Stock. Each CVR Holder by its acceptance of a CVR expressly waives any right to receive fractional shares of New Common Stock in respect of a CVR Share Distribution.

4.	Status and Availability of New Common Shares.

(a)	The Company covenants and agrees that at all times there shall be reserved for issuance shares of New Common Stock in an amount at least equal to the Maximum CVR Shares Available for Distribution. If, at any time prior to the Expiration Date, the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit CVR Share Distributions in full, the Company will promptly take such corporate action as may be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.

(b)	The Company further covenants and agrees that it will take all such action as may be necessary to ensure that all shares of New Common Stock distributed to CVR Holders pursuant to this Agreement shall, at the time of distribution of such shares, be duly and validly authorized, fully paid and non-assessable shares.

5.	Mechanical Adjustments.

(a)	If the Company shall (i) subdivide, split, reclassify or recapitalize its outstanding New Common Stock into a greater number of shares, (ii) combine, reclassify or recapitalize its outstanding New Common Stock into a smaller number of shares or (iii) pay or declare a dividend or make a distribution on New Common Stock payable in shares of New Common Stock, then the Maximum CVR Shares Available for Distribution shall be proportionately increased in the case of a subdivision of shares or stock dividend as described in clauses (i) and (iii), respectively, or proportionately decreased in the case of a combination of shares as described in clause (ii). If the number of Maximum CVR Shares Available for Distribution is adjusted as provided in this Section 5(a), the CVR Strike Price shall be adjusted concurrently by multiplying the CVR Strike Price immediately prior to such adjustment by the quotient of (x) the number of shares of New Common Stock outstanding immediately before the effective date of the event causing such adjustment divided by (y) the number of shares of New Common Stock outstanding immediately after the effective date of the event causing such adjustment. Any adjustment required by this Section 5(a) shall be made successively immediately after the earlier of the record date or the effective date of such event, as applicable.

(b)

In case of any reclassification, merger, consolidation, capital reorganization or other change in the capital stock of the Company (other than in connection with a Change of Control or a subdivision, combination or stock dividend provided for in Section 5(a) above) in which all or substantially all of the outstanding shares of New Common Stock are converted into or exchanged for stock, other securities or other property, the Company shall make appropriate provision so that each CVR Holder shall thereafter be entitled to receive, at the time such CVR Holder would have otherwise been entitled to receive a CVR Share Distribution in accordance with Section 3(a), its Pro Rata Percentage of the kind and amount of stock and other securities and property (which may include the property receivable in connection with such reclassification, merger, consolidation, reorganization or other change in the capital stock of the Company) having a value substantially equivalent to the value of New Common Stock that such CVR Holder would have been entitled to receive in connection with a CVR Share Distribution immediately prior to such reclassification, merger, consolidation, reorganization or other change in the capital stock of the Company, at a CVR Strike Price that, in each case, is reasonably determined by the Board of Directors after consultation with an Independent Valuation Firm to preserve, to the extent practicable, the intrinsic value of such CVR immediately prior to such event. In any such case, the Company shall determine in good faith other appropriate provisions with respect to the rights and interests of the CVR Holders so that the provisions hereof shall thereafter be applicable with respect to any securities and property subject to the CVRs.

(c)	If the Company distributes to holders of New Common Stock any of its assets (including but not limited to cash), securities, or any rights or warrants to purchase securities (including but not limited to New Common Stock) of the Company, other than (x) as described in Section 5(a) or 5(b) above or (y) any regularly scheduled cash dividend declared and paid pursuant to a dividend policy established by the Board not to exceed in any fiscal year of the Company forty-five percent (45%) of the consolidated net income of the Company and its consolidated subsidiaries (determined in accordance with United States generally accepted accounting principles) for the immediately preceding fiscal year (any such non-excluded event being referred to herein as an “Extraordinary Distribution”), then the CVR Strike Price shall be decreased, effective immediately after the record or other effective date of such Extraordinary Distribution, so that the CVR Strike Price shall be equal to the price determined by dividing such CVR Strike Price in effect on such record or other effective date by a fraction,

(i) the numerator of which shall be the Fair Market Value of the New Common Stock on such record or other effective date, and

(ii) the denominator of which shall be (A) the Fair Market Value of the New Common Stock on such record or other effective date minus (B) the fair market value of the Extraordinary Distribution applicable to one share of New Common Stock, as reasonably determined by the Board of Directors in good faith on the basis of such information as it considers appropriate (without regard to any illiquidity or minority discounts).

If the CVR Strike Price is adjusted as hereinabove provided, the Maximum CVR Shares Available for Distribution shall be increased concurrently by multiplying the Maximum CVR Shares Available for Distribution on the record date or effective date in respect of such Extraordinary Distribution by the same fraction set forth above. Any adjustment required by this Section 5(c) shall be made successively immediately after the earlier of the record date or the effective date of such event, as applicable.

(d)	Whenever an adjustment is required pursuant to this Section 5, the Company shall give written notice to each CVR Holder, which notice shall state the record date or the effective date of the event causing such adjustment in addition to a description of the adjustment(s) made, the facts requiring such adjustment(s) made and the computation by which such adjustment(s) was made. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(e)	If the Company shall have taken a record date with respect to any event described in Section 5(a) or 5(c) above which results in an adjustment to the CVR Strike Price and the Maximum CVR Shares Available and, subsequent to such adjustment, the Company abandons its plan to consummate or effect such event, then any such adjustment previously made in respect thereof shall be rescinded and annulled.

6.	Limitation on Transferability of CVRs.

(a)	No CVR Holder may, directly or indirectly, sell, assign or transfer all or any portion of such Person’s CVRs, except to a Permitted Transferee of such Person. A “Permitted Transferee” shall mean (i) with respect to a CVR Holder that is a natural person: (A) a trust created solely for the benefit of such CVR Holder, or for such CVR Holder and members of such CVR Holder’s immediate family for estate planning purposes, (B) the estate or heirs of such CVR Holder upon such CVR Holder’s death, or (C) the spouse of such CVR Holder pursuant to a final divorce decree, and (ii) with respect to a CVR Holder that is not a natural person: (A) a transferee or successor by operation of law of such CVR Holder upon a merger, consolidation or other similar transaction involving such CVR Holder (but not any merger, consolidation or similar transaction that is consummated for the specific purpose of transferring CVRs) or (B) any holder of equity interests in such CVR Holder who receives a pro rata distribution of CVRs in connection with a complete liquidation or dissolution of such CVR Holder.

(b)	Transfers of CVRs to Permitted Transferees are effective, and the Company shall record such transfers in the Rights Registry, upon receipt by the Company from the transferring CVR Holder (or such Person’s authorized agent) of (i) written notice of the proposed transfer (a “Transfer Notice”), which written notice shall include the name and address of the proposed Permitted Transferee, (ii) an instrument evidencing such transfer such as trust organizational documents, a registered will (to the extent that such an instrument can be reasonably obtained), a divorce decree or a certificate of merger or dissolution, as applicable, and (iii) a certificate from the transferring CVR Holder, in form reasonably satisfactory to the Company, certifying that such transfer is being made to a Person that qualifies as a Permitted Transferee under this Agreement and the basis for such determination.

(c)	The transferor shall reimburse the Company for any reasonable expenses incurred by the Company in connection with the proposed transfer within 10 days of receipt of a written invoice by the transferor from the Company.

(d)	Notwithstanding any provision of this Section 6 to the contrary, a CVR Holder may sell, assign or transfer such Person’s CVRs to the Company, and the Company may from time to time purchase such CVRs; provided, that the Company shall have no obligation to purchase any CVRs unless it otherwise agrees to do so in its sole discretion. Upon purchase by the Company of any CVRs, such CVRs shall be deemed cancelled and shall no longer be deemed outstanding for any purpose of this Agreement and the Maximum CVR Shares Available for Distribution shall be automatically decreased, effective immediately after such purchase, by an amount equal to the product of (x) the Maximum CVR Shares Available for Distribution immediately prior to such purchase multiplied by (y) a fraction, (i) the numerator of which shall be the number of CVRs purchased by the Company, and (ii) the denominator of which shall be the aggregate number of CVRs outstanding immediately prior to such purchase.

(e)	Any purported transfer of Contingent Value Rights made in violation of this Section 6 shall be void ab initio.

7.	Agreement of CVR Holders. Every CVR Holder, by accepting the same, consents and agrees with the Company and with every other CVR Holder that:

(a)	The CVRs are subject to the terms, provisions and conditions of the Plan of Reorganization, including this Agreement;

(b)	The CVRs will not be represented by any certificates and may not be transferred or assigned except as expressly provided in Section 6 of this Agreement;

(c)	The CVRs do not bear any stated rate of interest;

(d)	No CVR Holder shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any securities of the Company nor shall anything contained herein be construed to confer upon any CVR Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive subscription rights, or to exercise appraisal rights, or otherwise;

(e)	Notwithstanding anything in this Agreement to the contrary, the Company shall not have any liability to any CVR Holder or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation, including without limitation, any federal or state securities law; provided, however, that the Company agrees to use its commercially reasonable efforts to have any such injunction, order, decree or ruling lifted or otherwise overturned as soon as possible; and

(f)	THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OR ALLEGED BREACH BY THE COMPANY OF ITS OBLIGATIONS HEREUNDER SHALL BE THE REMEDY OF SPECIFIC PERFORMANCE OR SIMILAR EQUITABLE RELIEF. IN NO EVENT SHALL ANY CVR HOLDER BE ENTITLED TO MONETARY DAMAGES.

8.	Termination. This Agreement shall terminate and the CVRs shall expire upon the earliest to occur of: (1) the date upon which the Maximum CVR Shares Available for Distribution shall be reduced to zero (for purposes of this Section 8, determined as of any date), (2) the consummation of a Change of Control, and (3) the Expiration Date. Upon termination of this Agreement, all rights and obligations of the Company and the CVR Holders hereunder shall terminate, other than any obligation to make a CVR Distribution in connection with a Change of Control and the obligations set forth in Section 9 hereof.

9.	Tax Reporting; Withholding.

(a)	On or before January 31st of the year following each year in which a CVR Holder receives any CVR Share Distribution hereunder, the Company (or a distribution agent on the Company’s behalf) shall prepare and mail to each such CVR Holder, unless such CVR Holder has provided the Company with a valid, properly completed Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, or their successor forms (each, a “Form W-8”), as applicable, in accordance with United States Treasury Regulations (the “Treasury Regulations”) promulgated under the Internal Revenue Code of 1986, as amended (the “Code”), an appropriate Form 1099 reporting the distribution(s) made during such year, in accordance with the Code and the Treasury Regulations. The Company shall also prepare and file copies of such Forms 1099 with the Internal Revenue Service on or before February 28th of the year following the year in which a CVR Holder receives any CVR Share Distribution hereunder, in accordance with the Code and the Treasury Regulations.

(b)	Each CVR Holder shall be required to provide the Company with a correct Taxpayer Identification Number and certain other information on Internal Revenue Service Form W-9 (or substitute Form W-9) or a valid, properly completed Form W-8, as applicable. The Company shall be authorized to take or refrain from taking any and all actions that may be necessary or appropriate to comply with all withholding, payment and reporting requirements.

(c)	Each CVR Holder that is to receive a CVR Share Distribution shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such CVR Share Distribution. No CVR Share Distribution shall be made to or on behalf of such CVR Holder unless and until such CVR Holder has either (i) provided the Company with a correct Taxpayer Identification Number and certain other information on Internal Revenue Service Form W-9 (or substitute Form W-9) or a valid, properly completed Form W-8, as applicable or (ii) made arrangements satisfactory to the Company for the payment and satisfaction of any withholding obligations or other tax obligation that would be imposed upon the Company in connection with such CVR Share Distribution. Should any issue arise regarding federal income tax reporting or withholding, the Company shall be entitled, in its sole discretion, to take or refrain from taking any action, and shall be fully protected and shall not be liable in any way to any Person or entity for taking or refraining from taking such action.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

11.	Notices.

(a)	Notices or demands authorized or required by this Agreement to be given or made by any CVR Holder to or on the Company shall be sufficiently given or made if sent by facsimile or first-class mail, postage prepaid, addressed as follows:

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive

Suite 900

McLean, Virginia 22102

Facsimile: (703) 902-2814

Attn: General Counsel

(b)	Notices or demands authorized by this Agreement to be given or made by the Company to any CVR Holder shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such CVR Holder at the address of such CVR Holder as shown on the Rights Registry.

12.	Amendments. For so long as the CVRs are outstanding, the Company may amend this Agreement or fail to perform any provision hereof without the approval of any CVR Holder, provided that no such amendment or failure to act adversely affects in any material respect the interests of the CVR Holders. In the event that any amendment to this Agreement or failure to act would adversely affect the interests of the CVR Holders in any material respect, such amendment or failure to act shall be adopted or approved, as applicable, only with the written consent of CVR Holders holding more than fifty-percent (50%) of the outstanding CVRs.

13.	Benefits of this Agreement. This Agreement is for the sole and exclusive benefit of the Company and the CVR Holders. No other Person shall have any right, remedy or claim hereunder.

14.	Agents. The Company may, in its sole discretion, retain one or more agents to administer the terms of this Agreement and the Company may provide to such agents customary compensation and indemnification for services it provides.

15.	No Conflict. In the event that any provision of this Agreement conflicts with any other provision in the Plan of Reorganization, the applicable provision in this Agreement shall control.

* * * * *